Exhibit 10.33

COMPANY PRIVATE

December 28, 1999

Richard Stroman

1940 Gray Lynn Drive

Walla Walla, WA 99362

Dear Richard:

eMERGE Interactive, Inc. (the “Company”) is pleased to offer you the position of Vice President, Business Development. This position reports directly to me as Chief Operating Officer. We would like you to begin work on Monday, January 10, 2000. The terms of this employment offer are as follows:

Base Salary:	Bi-weekly salary of $5,000.00, if annualized, $130,000.00.

Annual Incentive Bonus:	30% of annual base salary, prorated, based on the number of full months of employment completed after your start date. Actual bonus to be paid on achievement of annual targets set by me with your input.

Equity Terms:	Subject to approval by the Company’s compensation committee (the “Committee”) or Board of Directors (the “Board”), and to the terms of 1999 Equity Compensation Plan (the “Plan”), you will receive an Incentive Stock Option relating to 55,000 shares of eMERGE Interactive, Inc. common stock. This option will have a grant date equal to your hire date and vest over a three year period, with 25% vesting upon hire, and the remainder vesting 25% annually thereafter. This option will have an exercise price equal to the fair market value of the Company’s common stock on the date of the grant.

Signing Bonus	You will receive a one time sign on bonus of $25,000. In the event you terminate your employment with the Company for any reason during the first twelve (12) months of your employment, or you are fired for cause, you agree to refund the total amount of the signing bonus to the Company.

Termination for cause:	You may be terminated for cause for the following reasons: (1) dishonesty or willful misconduct which harms the company or its reputation, (2) conviction of a crime which in the Company’s view makes you unfit to continue in your position, (3) substance abuse for which you fail, after notice, to complete or undergo treatment, or (4) repeated or willful failure to carry out the lawful directions of the Chief Operating Officer, Chief Executive Officer or the Board after written notice and a fifteen day period to cure.

Stock Buyback Provisions:	Pursuant to the terms of the Plan, prior to the Company’s initial public offering, the Company will have the (i) right to repurchase any or part of any Company common stock distributed to you under the Plan (the “Option Shares”) after you cease to be employed by the Company for any reason at a price equal to the value paid by you for such Option Shares unless otherwise determined by the Board or Committee and (ii) the right of first refusal to purchase any Option Shares upon any proposed sale by you of your Option Shares.

Relocation:	The Company will provide you with a relocation package to include reimbursement of reasonable and customary moving expenses incurred in the physical move of your household goods and one vehicle, and reimbursement of temporary living expenses for up to 90 days. In addition, the Company will reimburse your closing costs on property in Florida, and applicable realtor’s fees up to 6% of the sale price for your property in Washington.

Salary Continuance:	If the Company terminates you without cause, whether or not it is precipitated by a change of control as defined below, you will receive a salary and prorated earned bonus (if any) continuation as severance for a period continuing until the later of 12 months after the commencement of your employment or 6 months after termination. You must agree not to compete with the Company during the period of your salary continuance.

Change of Control:	For purposes of this Agreement, a “Change in Control” shall mean any of the following events:
(a) An acquisition (other than directly from the Company) of any voting securities of the Company (the “Voting Securities”) by any person” (as the term is used for purposes of Section 13(d) or 14(d) of the Securities Act of 1934, as amended (the “1934 Act”)) immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of a majority of the combined voting power of the Company’s then outstanding Voting Securities; provided, however, that in determining whether a Change in Control has occurred, Voting Securities which are acquired in a “Non - Control Acquisition” (as hereinafter defined) shall not constitute a Change in Control. A “Non-Control Acquisition” shall mean an acquisition by (1) an employee benefit plan (or a trust forming a part thereof) maintained by (a) the Company or (B) any corporation or other Person of which a majority of its voting power or its equity securities or equity interest is owned directly or indirectly by the Company (a “Subsidiary”), (2) the Company or any Subsidiary, or (3) any Person in connection with a “Non - Control Transaction (as hereinafter defined):

(b) Consummation of:
(1) A merger, consolidation or reorganization involving the Company, unless persons who are stockholders of the Company immediately before such merger, consolidation or reorganization, directly or indirectly, beneficially owned at least fifty-one percent (51%) of the combined voting power of the outstanding voting securities of the corporation resulting from such a merger or consolidation or reorganization (the “Surviving Corporation”).

A transaction described in this Section (b) (1) shall herein be referred to as a “Non-Control Transaction”‘

(2) A sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Subsidiary).

Other Agreements:	Your offer is contingent on your execution of our standard non-disclosure and assignment of inventions agreement (the “NDA”), which will include an agreement not to solicit or hire any of the company’s employees within one year after termination of your employment.

Benefits:	You will be eligible to participate in the Company’s Medical, and Dental Insurance on your 1st day of hire and Life Insurance on your 31st day of employment. Eligibility in the Company’s matching 401(k) plan will occur on the 1st of the quarter following the completion of 90 days of employment. You will accrue three weeks vacation your first year at a rate of 2.31 hours per week.

Employment Type:	At will.

Richard, this offer is valid until January 4, 2000 and contingent upon the execution of the NDA and the completion and negative results of a pre-employment drug screen paid for by the Company.

Please signify your acceptance of this offer by signing below and returning by fax at 561-581-7316 to the attention of Elaine Swigart, Director of Human Resources.

I look forward to working with you and am confident we are going to have a lot of fun while realizing significant rewards over the coming years.

Sincerely,

/s/ Scott Mathews
Scott Mathews
Chief Operating Officer

Enclosures:	Benefits Summary
Drug Screen Policy
Drug Screen Chain of Custody Form
Travel and Entertainment Policy
Non-Disclosure and Invention Assignment Agreement

Accepted:	/s/ Richard Stroman	Date: 12/28/1999